EZCORP EXPANDS ONLINE AND STOREFRONT CAPABILITIES
Agrees to acquire U.S. online lender, Go Cash;
Has completed acquisition of buy/sell business in Mexico
AUSTIN, Texas (November 27, 2012) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has continued to expand its capabilities to deliver integrated instant cash solutions to customers across multiple channels, formats and geographies.
Online Lending
EZCORP has entered into a definitive agreement with Go Cash, LLC and certain of its affiliates to acquire substantially all the assets of Go Cash’s online lending business (www.gocash.com).
Upon completion of the acquisition, James R. Carnes, the founder and president of Go Cash, will assume an executive management role with EZCORP and will lead its online lending business. EZCORP will also hire substantially all of the Go Cash employees, including a management team with significant experience in U.S. online lending; an internal analytics team that continually evaluates data to improve loan decisioning processes and overall customer experience; and dedicated and experienced customer service and collections call center representatives.
The assets to be acquired include a proven, industry-leading proprietary software platform, including a loan management system and decision engine, that will enable geographic expansion in the U.S. and internationally; an internal customer service and collections call center; a portion of the existing Go Cash loan portfolio; and related assets, including customer lists, customer data and customer transaction information.
The purchase price is performance-based and will be determined over a period of four years following the closing, with a minimum of $50 million, payable $27 million at closing, $11 million at the end of the first year and $6 million at the end of each of the second and third years. The performance element will be based on the net income generated by the business. At the end of each of the first four years following the closing, EZCORP will make a contingent supplemental payment equal to six times net income (subject to certain adjustments), minus all consideration payments previously paid. EZCORP has the option of paying the full purchase price, or any payment, in cash or in the form of shares of EZCORP Class A Non-Voting Common Stock.
Completion of the acquisition is subject to the receipt of regulatory approvals and other customary closing conditions, and is expected to occur before the end of the calendar year.
Mexico Buy/Sell Business
EZCORP has also completed the acquisition of a 51% interest in Renueva Commercial, S.A.P.I. de C.V., a company headquartered in Mexico City and doing business under the name “TUYO” (www.lomioestuyo.com). TUYO owns and operates 20 stores in Mexico City and the surrounding metropolitan area. In these stores, TUYO buys quality used merchandise from customers, primarily electronics (such as computers, cameras and audio and video equipment), musical instruments and video games, and then resells that merchandise to other customers. TUYO also sells refurbished or other merchandise acquired in bulk from wholesalers.
TUYO was founded in 2009 by Diego Creel Moreno and Oswaldo Trava Albarrán, who will continue as co-presidents of the business. TUYO focuses on providing a reliable and consistent experience for customers desiring to monetize their quality used merchandise, as well as providing excellent customer service in a professional retail shopping environment. This acquisition complements EZCORP’s successful Empeño Fácil pawn business, while expanding its storefront footprint in Mexico and diversifying its service delivery formats.

The acquisition was completed through the contribution of cash to TUYO in exchange for 51% of the outstanding capital stock.
CEO Commentary
Paul E. Rothamel, EZCORP’s President and Chief Executive Officer, stated: “These two acquisitions highlight our strategy of partnering with successful entrepreneurs and strong local management to achieve our long-term goals of growing across diversified channels, products and geographies. They give us the ability to provide our customers with integrated options to easily access the financial services and products they want on their own terms. These businesses complement our existing businesses in the U.S. and Mexico, and will provide us with future growth opportunities, in terms of product and channel synergies, as well as geographic expansion.”
Company Outlook
The Company expects transaction and implementation costs associated with the two acquisitions to total approximately $0.01 to $0.02 per share in the first quarter of fiscal 2013. The Company expects the Hayfield acquisition to be accretive to earnings within the first 12 months following acquisition, and the TUYO acquisition, given its start-up nature, to be accretive within 24 months. The Company’s previously-announced earnings per share guidance — $0.55 to $0.60 for the first quarter of fiscal 2013 and $2.55 to $2.80 for the full year — remains unchanged.
About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers employing approximately 7,200 teammates and operating 1,262 Company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name “Crediamigo”), a leading provider of payroll deduction loans in Mexico; in Artiste Holding Limited (doing business under the name “Cash Genie”), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of almost 700 stores that provide personal financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, as well as forward-looking statements regarding the completion of the proposed acquisition. These statements are based on the Company’s and the sellers’ current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, the receipt of all necessary regulatory approvals for the proposed acquisition and the satisfaction or waiver of the conditions to closing set forth in the Asset Purchase Agreement, changing market conditions in the overall economy and the industry, and consumer demand for the Company’s or the sellers’ products and services. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
www.ezcorp.com